EX-99.d.2.

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

November 26, 2014

Delaware Group Government Fund
2005 Market Street
Philadelphia, PA 19103

Re: Expense Limitation

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of Delaware Core Plus Bond Fund and Delaware Emerging Markets Debt Fund, each a series of Delaware Group Government Fund, the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale and dividend interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, “ Excluded Expenses”)) in an aggregate amount equal to the amount by which a Fund’s total operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period November 28, 2014 through November 30, 2015. For purposes of this Agreement, nonroutine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Funds’ Board and the Manager.

Expense Limitation
Fund	(as a percentage of average daily net assets)
Delaware Core Plus Bond Fund	0.65%
Delaware Emerging Markets Debt Fund	1.00%

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:	/s/ Philip N. Russo
	Name:	Philip N. Russo
	Title:	Executive Vice President & Chief Administrative Officer

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Government Fund

By:	/s/ Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President & Chief Executive Officer
	Date:	November 26, 2014